List of Subsidiaries

Inception Development, Inc., an Idaho corporation

CR Acquisition Corp., a Nevada corporation

Clavo Rico LTD, a Turks and Caicos company

Compañía Minera Clavo Rico, S.A. de C.V., a Honduras company

Compañía Minera Cerros del Sur, S.A. de C.V., a Honduras company

Compañía Minera Cerros del Río, S.A. de C.V., a Honduras company